Exhibit 99.1


Contact:  Robert J. Hugin                          Brian P. Gill
          President & COO                          Senior Director PR/IR
          Celgene Corporation                      Celgene Corporation
          (908) 673-9102                           (908) 673-9530


              CELGENE ACQUIRES API MANUFACTURING FACILITY IN EUROPE

SUMMIT, NJ - (DECEMBER 11, 2006) - Celgene Corporation (NASDAQ: CELG) announced that it has acquired active pharmaceutical ingredient (API) manufacturing facility from Siegfried Ltd. (SWX: SFZN), a manufacturer of high-quality pharmaceutical products located in Zofingen, Switzerland. Celgene is purchasing the assets for approximately a total of $46.5 million in cash, with an initial payment of $12.5 million. The manufacturing facility has the capability to produce multiple drug substances and initially will be used to produce REVLIMID to supply global markets. The facility also may be used to produce drug substance for future Celgene drugs and drug candidates. This acquisition further expands our global commercial manufacturing capabilities and furthers the goal of Celgene to maintain its strategic control of production worldwide.

The API manufacturing plant acquired from Siegfried has been approved by United States and European regulatory authorities to produce and supply drug substance for both of these major markets. Siegfried, with 130 years of pharmaceutical and chemical manufacturing experience, also will continue to collaborate with Celgene to provide chemical intermediates, quality control systems, analytical testing and certain other technical support services.

"This asset acquisition further extends our global infrastructure and supports our objective to strategically control the production of REVLIMID worldwide," said Robert J. Hugin, President and Chief Operating Officer at Celgene Corporation.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

                                      # # #